SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A)
                OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by sec. 14a-6(e)(2))
[x]   Definitive Proxy Statement**
[ ]   Definitive Additional Materials
[ ]   Soliciting Materials Pursuant to sec. 14a-11(c) or Rule
      14a-12

** The Preliminary Proxy Statement was filed on April 20, 1999.

                SYNCOR INTERNATIONAL CORPORATION
----------------------------------------------------------------
          (Name of Registrant as Specified in Its Charter)
----------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than
                     the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]   No Fee Required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-
      6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:
----------------------------------------------------------------
      (2) Aggregate number of securities to which transaction
          applies:
----------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
----------------------------------------------------------------
      (4) Proposed maximum aggregate value of transaction:
----------------------------------------------------------------
      (5) Total fee paid:
----------------------------------------------------------------
[ ]   Fee paid previously with preliminary materials:
----------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form of Schedule and the date of its filing.

      (1) Amount previously paid:
----------------------------------------------------------------
      (2) Form, Schedule or Registration Statement No:
----------------------------------------------------------------
      (3) Filing Party:
----------------------------------------------------------------
      (4) Date Filed:
________________________________________________________________

                    [SYNCOR LETTERHEAD]

May 5, 1999

          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Syncor International Corporation on Wednesday, June 23, 1999, beginning at 1:00 p.m. local time. The meeting will be held at the Warner Center Hilton Hotel, 6360 Canoga Avenue, Woodland Hills, California 91367.

Enclosed you will find the Proxy Statement and the Annual Report for the year ended December 31, 1998. This Notice of the Annual Meeting and the Proxy Statement on the following pages cover the formal business of the meeting, including the consideration of the following proposals:

        (1)    To elect three Directors;

        (2) To ratify the selection of KPMG LLP as the Company's independent auditors for the 1999 fiscal year;

        (3)    To approve an amendment to the Company's
               Restated Certificate of Incorporation to increase the total number of authorized shares of the Company's common stock;

        (4) To approve the use of unused option shares under the Universal Performance Equity
               Participation Plan for awards under other stock incentive plans; and

        (5)    To approve performance goals for the officers.

We urge you to review carefully the discussion of the proposals in the Proxy Statement before you vote your proxy. The Board of Directors recommends that you approve the five proposals.

To ensure that your shares are represented, even if you plan to attend the meeting in person, we ask that you complete, date, sign and return the enclosed proxy card in the accompanying envelope today. You may revoke your proxy at any time prior to the time it is voted.

We look forward to welcoming you at the Annual Meeting.

Sincerely,

/s/ Monty Fu                /s/ Robert G. Funari
Monty Fu                    Robert G. Funari
Chairman of the Board       President and Chief Executive Officer


                   SYNCOR INTERNATIONAL CORPORATION

                         6464 Canoga Avenue
                Woodland Hills, California  91367-2407


_______________________________________________________________

                          PROXY STATEMENT
                 for Annual Meeting on June 23, 1999
 _______________________________________________________________


                 PERSONS MAKING THE SOLICITATION

The enclosed proxy is solicited by the Board of Directors of Syncor International Corporation ("Syncor" or the "Company") for use at the annual meeting of stockholders of the Company ("Annual Meeting") to be held June 23, 1999 at the Warner Center Hilton Hotel, 6360 Canoga Avenue, Woodland Hills, California 91367-2407, beginning at 1:00 p.m. local time, and any postponement(s) or adjournment(s) thereof. The Company's proxy statement and form of proxy/voting instruction card are being mailed to the stockholders commencing May 5, 1999. Syncor will bear all expenses incurred in connection with the solicitation. In addition to solicitation by mail, proxies may be solicited by Directors, executive officers or employees of Syncor in person or by telephone or otherwise. They will not be specifically compensated for such services. The Company is also engaging ChaseMellon Shareholder Services, a proxy solicitation company, to solicit proxies on behalf of the Company. The Company will pay approximately $6,500 plus expenses for ChaseMellon's services.


                     GENERAL INFORMATION

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Board of Directors of Syncor to act as election inspectors at the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter.

The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or other persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote (even though the same shares are present for quorum purposes and may be entitled to vote on other matters).

Your executed proxy may be revoked at any time before it is exercised by filing with the Secretary of Syncor, at the principal executive office of Syncor, 6464 Canoga Avenue, Woodland Hills, California 91367-2407, a duly executed written revocation or a duly executed proxy bearing a later date. The execution of the enclosed proxy will not affect your right to vote in person should you find it convenient to attend the Annual Meeting.


                     VOTING SECURITIES

The number of shares of the Company's $.05 par value common stock ("Common Stock") outstanding and entitled to vote at the Annual Meeting is 11,617,670 shares. Each share is entitled to one vote, and the stockholders are not entitled to cumulate their votes in the election of Directors. Only stockholders of record at the close of business on April 26, 1999, are entitled to notice and to vote at the Annual Meeting. Shares represented by all valid proxies will be voted according to the instructions contained in the proxies. IN THE ABSENCE OF INSTRUCTIONS, SHARES REPRESENTED BY VALID PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS SHOWN ON THE PROXY. WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH THEIR BEST JUDGMENT.

The presence, either in person or by proxy, of the persons owning a majority of Syncor's shares entitled to vote at the Annual Meeting is necessary for a quorum for the transaction of business. A plurality of the votes cast will elect the Directors. Approval of Proposal Three (to increase the number of shares of authorized Common Stock) will require the affirmative vote of at least a majority of the outstanding shares of Common Stock. Approval of each other proposal to be brought before the Annual Meeting (not including the election of the Directors) will require the affirmative vote of at least the majority in voting interests of the stockholders present, in person or by proxy, at the Annual Meeting and entitled to vote thereon.


      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on Section 13(g) filings made with the Securities and Exchange Commission on or before March 31, 1999, the following table sets forth certain information concerning persons known to Syncor to own beneficially more than five percent of the outstanding Syncor Common Stock (the only class of Syncor's voting securities). All ownership is direct except as otherwise noted.


    Name and Address                              Amount and Nature of     Percent of
    of Beneficial Owner                           Beneficial Ownership     Class (1)
Merrill Lynch Trust Company, FSB (2)
Syncor International Corporation ESSOP
420 Montgomery Street, San Francisco, CA  94163              1,750,728        15.1 %

Wellington Management Company (3)
75 State Street, Boston, MA 02109                             1,436,159       12.4 %

Monty Fu (4)
6464 Canoga Avenue, Woodland Hills, CA 91367-2407               947,299        8.1 %

Vanguard Specialized Portfolios, Inc. - Health Care Portfolio
Post Office Box 2600, Valley Forge, PA 19482-2600               856,559        7.4 %

Dimensional Fund Advisors
1299 Ocean Ave, 11th  Floor, Santa Monica, CA 90401             592,300        5.1 %

[FN]
(1) Calculated on the basis of 11,614,670 shares (excluding treasury shares) outstanding as of March 31, 1999. Percentages are calculated including shares not outstanding which the beneficial owner has a right to acquire within 60 days of March 31, 1999.

(2) Merrill Lynch Trust Company, FSB is the trustee for Syncor's Employees' Savings and Stock Ownership Plan ("ESSOP"). The trustee will vote the ESSOP shares in accordance with the instructions of the beneficial owners. With respect to ESSOP shares for which no voting instructions are given by the beneficial owners, the Company may direct the trustee on how to vote those shares.

(3) Includes 856,559 shares reported by Vanguard Specialized Portfolios, Inc. - Health Care Portfolio.

(4) Includes 91,976 shares not outstanding which Mr. Fu has the right to acquire pursuant to options that are exercisable on March 31, 1999 or within 60 days thereafter, 10,474 shares owned by Mr. Fu by virtue of his participation in the ESSOP as of March 31, 1999, and 14,600 shares held as trustee for his children.

             SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 31, 1999, the beneficial ownership of Syncor Common Stock (the only class of Syncor's voting securities) by each Syncor Director and by each of the executive officers named in the "Summary Compensation Table." All ownership is direct unless otherwise noted.

      Name of                Amount and Nature         Percent of
  Beneficial Owner         of Beneficial Ownership     Class (1)
Dr. Steven B. Gerber               55,900 (2)            (*)

George S. Oki                      36,050 (3)            (*)

Arnold E. Spangler                 46,700 (4)            (*)

Dr. Henry N. Wagner, Jr.           47,850 (5)            (*)

Dr. Gail R. Wilensky               38,733 (6)            (*)

Ronald A. Williams                 19,250                (*)

Robert G. Funari                  447,174 (7)            3.8 %

Monty Fu                          947,299 (8)            8.1 %

Brad Nutter                        98,287 (9)            (*)

Haig S. Bagerdjian                239,352 (10)           2.0 %

Michael E. Mikity                 112,156 (11)            (*)

All Directors and executive
officers as a group
(15 individuals)                2,393,876 (12)           19.3 %

[FN]
(1) Calculated on the basis of 11,614,670 shares (excluding treasury shares) of Syncor Common Stock outstanding as of March 31, 1999. Percentages and amounts are calculated including shares not outstanding which the individual has a right to acquire pursuant to options exercisable on March 31, 1999 or within 60 days thereafter. Exceptions are noted for each individual. The executive officers' ESSOP shares are included and separately noted for named executive officers in the following notes. The ESSOP number and percentage are as of March 31, 1999 but does not include matching shares for the first quarter of 1999.

(2) Includes 33,400 shares not outstanding which the person has the right to acquire pursuant to options and 22,500 shares held as co-trustee for his children.

(3) Includes 12,550 shares not outstanding which the person has the right to acquire pursuant to options and 2,000 shares held as trustee for his children.

(4) Includes 20,200 shares not outstanding which the person has the right to acquire pursuant to options.

(5) Includes 41,600 shares not outstanding which the person has the right to acquire pursuant to options.

(6) Includes 25,733 shares not outstanding which the person has the right to acquire pursuant to options.

(7) Includes 252,674 shares not outstanding which the person has the right to acquire pursuant to options and 4,006 shares under the ESSOP.

(8) Includes 91,976 shares not outstanding which the person has the right to acquire pursuant to options, 10,474 shares under the ESSOP, and 14,600 shares held as trustee for his children.

(9) Includes 36,212 shares not outstanding which the person has the right to acquire pursuant to options.

(10) Includes 90,196 shares not outstanding which the person has the right to acquire pursuant to options and 2,499 shares under the ESSOP.

(11) Includes 65,644 shares not outstanding which the person has the right to acquire pursuant to options and 8,075 shares under the ESSOP.

(12) Includes 791,106 shares not outstanding which the individuals as a group have the right to acquire pursuant to options and 35,107 shares under the ESSOP.

(*)    Less than 1%.

                 PROPOSAL ONE: ELECTION OF DIRECTORS

              Identification of Directors and Nominees

In 1986, Syncor stockholders approved staggered three-year terms for Directors. The three nominees named below are successors to the class whose term expires at this Annual Meeting and, if elected, will serve until the Annual Meeting in 2002 when their respective successors are duly elected and qualified.

The nominees are described below with brief statements setting forth their present principal occupations, their current ages, the lengths of time they have served as Directors of Syncor, and their business experience during at least the last five years. The three nominees are currently Directors of Syncor.

All of the nominees have indicated their willingness to serve.
In the event, however, that any of them should be unable to serve, the proxies named on the enclosed proxy card will vote in their discretion for such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of Directors to eliminate any vacancies.

The Board of Directors recommends that the stockholders vote FOR the election of the nominees named. Unless otherwise instructed, the proxies will vote for all of the nominees. The shares represented in person and by proxy cannot be voted for more than three nominees.


                      Nominees For Election

Monty Fu                              Director since May 17, 1985
                                                          Age: 52

Mr. Fu is the Chairman of the Board of Directors of Syncor. In 1975, Mr.Fu co-founded Pharmatopes, Inc., a radiopharmaceutical company which,through a series of mergers, grew into what Syncor is today. Mr. Fu also served as Chief Executive Officer for Syncor from may 1985 until February 1989. Mr. Fu has a B.S. degree in Pharmacy with a specialization in Nuclear Pharmacy.

Henry N. Wagner, Jr., M.D.          Director since August 3, 1992
                                                          Age: 71

Dr. Wagner has spent more than 30 years at The Johns Hopkins University, pioneering radioactive diagnostics and treatments.
He is currently a Professor of Radiological Science and Environmental Health Sciences, as well as the Director of the Division of Radiation Health Sciences. Dr. Wagner and his work have been nationally and internationally recognized with numerous honors and awards, including the prestigious American Medical Association's Scientific Achievement Award. Dr. Wagner is a member of many professional societies, including the Institute of Medicine, and serves on several research committees for such organizations as the National Institutes of Health, National Research Council and the Nuclear Regulatory Commission.

Ronald A. Williams                Director since December 4, 1998
                                                          Age: 49

Mr. Williams is the President of Blue Cross of California. He joined Blue Cross in 1987 as Vice President, Marketing and Specialty Products. He was promoted to Senior Vice President that same year, to Executive Vice President in 1989, and to his current position as President since May 1996. Mr. Williams received a Master of Science in Management from the Massachusetts Institute of Technology (MIT), and a B.A. in Psychology from Roosevelt University. While at MIT, he was a Sloan Fellow, as well as a Bush Leaderhip Fellow.


                      Terms Expiring In 2000

Steven B. Gerber, M.D.                 Director since May 1, 1990
                                                          Age: 45

Dr. Gerber has been a Managing Director for CIBC Oppenheimer Corp. since 1993, and its head of health care research since 1997. Dr. Gerber has an M.B.A. in Finance from the University of California, Los Angeles, and is a board-certified internist and cardiologist with subspecialty training in Nuclear Cardiology.
He received his M.D. from Tufts University and a B.A. in Psychology from Brandeis University. He is also a director of Intracel Corp.

Arnold E. Spangler                  Director since August 9, 1985
                                                          Age: 50

Mr. Spangler has been a Managing Director of Mancuso & Company, a private merchant banking firm, since 1993. Mr. Spangler was a Managing Director of PaineWebber Incorporated and a Co-Director of its mergers and acquisitions department from 1989 to 1991, and a General Partner in the investment banking firm of Lazard Freres & Co., where he worked primarily in the areas of mergers and acquisitions and financial advising, from 1983 to 1989. Mr. Spangler has a B.S. in Economics and an M.B.A.

Dr. Gail R. Wilensky                 Director since July 12, 1993
                                                          Age: 55

Dr. Wilensky's professional career spans 30 years of policy analysis, management, and university-level teaching. She has been the John M. Olin Senior Fellow at Project HOPE, an international health foundation, since 1993, and has been chair of the Medicare Payment Advisory Commission since October 1997. She was chair of the Physician Payment Review Commission from 1995 to 1997. From 1992 to 1993, she served in the White House as Deputy Assistant to the President for Policy Development. Before joining the White House staff, she was the Administrator of the Health Care Financing Administration in the Department of Health and Human Services for two years. As Administrator, she directed the Medicare and Medicaid programs. Dr. Wilensky is a nationally recognized expert on a wide range of health policy and financing issues and has published extensively on health economics and other policy issues. Dr. Wilensky has received numerous honors and awards and is an elected member of the Institute of Medicine of the National Academy of Sciences. She is a director of Advanced Tissue Sciences, Inc., St. Jude Medical, Inc., United Healthcare Corporation, Quest Diagnostics Incorporated, Shared Medical Systems Corporation, and HCR Manor Care, Inc., and is a Trustee of the Combined Benefits Fund of the United Mine Workers of America. Dr. Wilensky is also a member of many professional societies and serves on several professional committees.

                Terms Expiring In 2001

George S. Oki                         Director since May 17, 1985
                                                          Age: 48

Mr. Oki has been the Chairman of the Board of Meta Information Services Inc. since April 1, 1993. Mr. Oki was a Director of a predecessor corporation of Syncor from July 1982 to August 1983 and from December 1984 until its merger into Syncor. Mr. Oki has a B.S. degree in Horticulture from Colorado State University and an M.B.A. from the University of Southern California.

Robert G. Funari                  Director since January 23, 1995
                                                          Age: 51

Mr. Funari has served as Chief Executive Officer for Syncor since July 1996, and as President since January 1996. Mr. Funari joined Syncor in August 1993 as Executive Vice President and Chief Operating Officer. Prior to joining Syncor, Mr. Funari was Executive Vice President and General Manager for McKesson Drug Company. From 1975 to 1992, Mr. Funari held a number of key management positions with Baxter International and its subsidiaries, including as Corporate Vice President and as President of its Pharmaseal Division. Mr. Funari received a Bachelor of Science degree in Mechanical Engineering from Cornell University and an M.B.A. from Harvard Business School. Mr. Funari also serves as a director for three non-publicly traded financial institutions that are affiliated with each other:
Peninsula Banking Group, Inc., since May 1995; Bay Cities National Bank, since December 1994; and Community First Financial Group, Inc., since January 1997.

There are no family relationships between any of the nominees, Directors or executive officers, except that Mr. George Oki is a brother-in-law of Mr. Monty Fu. Mr. Oki was affiliated with two companies that were dissolved under Federal bankruptcy laws. Oki Nursery Company, Inc., where Mr. Oki served as director until 1997, filed a Chapter 7 petition on December 1, 1994 and was dissolved in 1997. Iko Land, Inc., where Mr. Oki serves as President, acquired a general partner's interest in a partnership which subsequently elected to restructure under a Chapter 11 plan. The restructuring, however, was unsuccessful, and the partnership was dissolved in 1997.


           IDENTIFICATION OF EXECUTIVE OFFICERS

The following persons are all of the executive officers of Syncor. The executive officers serve at the discretion of the Board of Directors.

                            Director and/or
Name                  Age   Officer Since     Position(s)
Robert G. Funari       51   August 1993       Director, President
                                              and Chief Executive
                                              Officer

Monty Fu               52   May 1985          Director, Chairman
                                              of the Board

Brad Nutter            47   July 1997         Executive Vice
                                              President and Chief
                                              Operating Officer

Haig S. Bagerdjian     42   January 1995      Executive Vice
                                              President, Chief
                                              Legal Officer and
                                              Secretary;
                                              President and Chief
                                              Executive Officer,
                                              Syncor Overseas
                                              Ltd.

David L. Ward          43   March 1999        Executive Vice
                                              President;
                                              President and Chief
                                              Executive Officer,
                                              Comprehensive
                                              Medical Imaging,
                                              Inc.

Michael E. Mikity      51   November 1985     Senior Vice
                                              President, Chief
                                              Financial Officer
                                              and Treasurer

John S. Baumann        38   October 1998      Corporate Vice
                                              President, Legal,
                                              General Counsel and
                                              Assistant Secretary

Jack L. Coffey         47   April 1989        Corporate Vice
                                              President, Quality
                                              and Regulatory

Sheila H. Coop         58   November 1992     Corporate Vice
                                              President, Human
                                              Resources

          BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

Mr. Robert Funari's and Mr. Monty Fu's business experiences are described above. The following is a description of the business experiences of the other executive officers.

Haig S. Bagerdjian has served as Executive Vice President, Chief Legal Officer and Secretary for Syncor, and President and Chief Executive Officer for Syncor Overseas Ltd., since June 1998. Mr. Bagerdjian joined Syncor in 1991 as an Associate General Counsel and Assistant Secretary, became Vice President, Secretary and General Counsel in January 1995, and was appointed Senior Vice President, Business Development, in October 1996. Mr. Bagerdjian received a B.A. in International Relations and Slavic Languages and Literature, and Certificates in Russian Studies, Strategic Defense and National Security, from the University of Southern California in 1983, and a J.D. from Harvard Law School in 1986. He is admitted to the State Bar of California. Mr. Bagerdjian has also served as a director of Advanced Machine Vision Corporation (NASDAQ: "AMVC") since January 1997.

John S. Baumann has served as Corporate Vice President, Legal, General Counsel and Assistant Secretary for Syncor since October 1998. Prior to joining Syncor, he served as Associate General Counsel for KPMG LLP from March 1995 to October 1998, and as Vice President and Associate Corporate Counsel for The Continental Corporation from November 1991 to March 1995. Mr. Baumann received his B.A. in Psychology from Columbia College in 1982, and his J.D. from Harvard Law School in 1985. He is admitted to the State Bar of New York.

Jack L. Coffey has served as Corporate Vice President, Quality and Regulatory, since July 1, 1996, and previously served as Vice President in various capacities. He joined Nuclear Pharmacy, Inc., a predecessor of Syncor, in 1984 as Director of Radiation Services. Mr. Coffey received a Bachelor of Science degree from Cumberland College in 1973 and a Master's Degree in Radiation Biology in 1978 from the University of Tennessee. He is also a certified health physicist.

Sheila H. Coop has served as Corporate Vice President, Human Resources, for Syncor since 1992. Ms. Coop joined Syncor in July 1991, as Director of Human Resources. Prior to joining Syncor, Ms. Coop was a Senior Human Resources Consultant with Jorgensen and Associates. From 1988 to 1990, Ms. Coop was Director of Human Resources for Daylight Transport, Inc., a national transportation company. Ms. Coop received a Bachelor of Science degree from the University of California, Los Angeles, and a Certificate of Professional Designation in Human Resources Management from the University of California, Los Angeles, School of Law and Graduate School of Business in 1983.

Michael E. Mikity is Senior Vice President, Treasurer and Chief Financial officer for Syncor. He became Senior Vice President in June 1996, and previously was Vice President, Treasurer and Chief Financial Officer. From June 1993 until August 1994, Mr. Mikity served as Vice President and Chief Information Officer for Syncor. From 1983 until June 1993, Mr. Mikity served as Chief Financial Officer and Treasurer for Syncor. Mr. Mikity is a certified public accountant and received his Bachelor of Science degree in Accounting from the University of Southern California in 1973.

Brad Nutter has served as Executive Vice President and Chief Operating Officer for Syncor since July 1997. Prior to joining Syncor, Mr. Nutter worked for Sunrise Medical Inc. in various management positions including Senior Vice President, Corporate Marketing. From 1975 to 1993, Mr. Nutter worked for Baxter International, where he was President of the Hospitex Division from 1990 to 1993 and Vice President of Corporate Sales from 1985 to 1990. Mr. Nutter received a Bachelor of Business Administration degree from Texas Christian University in 1975.

David L. Ward. has served as Executive Vice President for Syncor, and as President and Chief Executive Officer for Comprehensive
Medical
Imaging, Inc., since March 1999. Prior to joining Syncor, Mr. Ward worked for American Rehability Services, Inc., where he served as President from November 1997 until February 1999, and as Chief Operating Officer from May
1996 until October 1997. From 1988 to 1996, Mr. Ward held various managerial positions with NovaCare, Inc., including Region President. Mr. Ward received a Bachelor of Science degree in Journalism/Public Relations from the University of Kansas.


                     INFORMATION CONCERNING OPERATION OF THE
                      BOARD OF DIRECTORS AND ITS COMMITTEES

In order to facilitate the handling of various functions of the Board of Directors, the Board has appointed a standing Audit Committee, Compensation Committee, Nominating Committee, Quality Committee and Officer Director Committee. The current membership of the committees is as follows, with the chairman of each committee identified by an asterisk:

                                                                           Officer
Audit              Compensation        Nominating        Quality           Director
Committee          Committee           Committee         Committee         Committee
George Oki*        Arnold Spangler*    Steven Gerber*    Gail Wilensky*    Monty Fu*
Steven Gerber      Steven Gerber       Monty Fu          Henry Wagner      Robert Funari
Arnold Spangler    Gail Wilensky       George Oki        Robert Funari
                                       Robert Funari

Audit Committee. The functions of the Audit Committee include review of those matters that primarily relate to a financial audit of Syncor and its subsidiaries, including (i) the findings of the independent auditors, (ii) the accounting principles used by Syncor and actual or impending changes in financial accounting requirements, (iii) the financial and accounting controls, and
(iv) the recommendations by the independent auditors. The committee held two meetings during the fiscal year ending December 31, 1998 ("Fiscal 1998").

Compensation Committee. The functions of the Compensation Committee include (i) the review of the performance of the Chief Executive Officer and other executive officers, (ii) the annual review, examination and approval, as needed, of salary ranges and salaries for the executive officers and compensation for non-employee Directors, (iii) the review of compensation arrangements involving major acquisitions, salary administration policy, fringe benefit policy and other compensation matters as requested by the Board of Directors, and (iv) the administration of the Company's 1990 Master Stock Incentive Plan and other incentive plans for executive officers. The committee held four meetings during Fiscal 1998.

Nominating Committee. The functions of the Nominating Committee include (i) setting-up procedures for identifying nominees for Director positions, (ii)reviewing prospective new members of the Board of Directors and nominations for successive terms of current Board members, and (iii) making recommendations to the Board of Directors for nominees for Director positions. The Nominating Committee will consider the possible nomination as Directors of persons recommended by stockholders. Any such recommendations should be in writing and should be mailed or delivered to the Company, marked for the attention of the Nominating Committee, on or before the date for receipt of stockholder proposals for the next annual meeting (see "Stockholder Proposals"). The committee held two meetings during Fiscal 1998.

Quality Committee. The functions of the Quality Committee include establishing strategic priorities for quality, assessment and evaluation of quality standards and determining who will carry out the process. The committee also establishes expectations and reviews plans and procedures to improve Syncor's quality standards. The committee held one meeting during Fiscal 1998.

Officer Director Committee. The committee reviews current and past compensation of non-employee Directors and administers the Non-Employee Director Stock Compensation Plan, which was allocated 25,000 shares of the Company's Common Stock in 1996 to be used to compensate non-employee Directors from time to time. In Fiscal 1998, the Officer Director Committee approved the granting of 250 shares of the Company's Common Stock to each of the non-employee Directors. The committee held three meetings during Fiscal 1998.

Board of Directors. During Fiscal 1998, the Board of Directors held ten meetings, four of which were telephonic. Each of the Directors (except for Mr. Williams, who did not become a Director until December 1998) attended more than 75 percent of the total number of meetings of the Board of Directors and the total number of meetings held by the Board Committees on which he or she served.

       COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors. Each non-employee Director is paid an annual retainer of $20,000, paid in quarterly payments of $5,000, and $1,000 per day for Board meetings, including one travel day per meeting if traveling outside their home states. In addition, reasonable, out-of-pocket expenses of a Director incurred in connection with his or her service as a Director is reimbursed by the Company. For Fiscal 1998, non-employee Directors were paid as follows: Dr. Gerber, $29,000; Mr. Oki, $29,000; Mr. Spangler, $33,000; Dr. Wagner, $31,000; Dr. Wilensky, $33,000;
and Mr. Williams, $1,800. Each non-employee Director (other than Mr. Williams) also received 250 shares of the Company's Common Stock in 1998 pursuant to the Non-Employee Director Stock Compensation Plan, under which non-employee Directors receive, at the discretion of the Officer Director Committee of the Board of Directors, shares of the Company's Common Stock as part of their compensation for their services. The 250 shares had a fair market value of $6,531. Each newly elected non-employee Board member received on his or her date of election, an option to purchase 10,000 shares of the Company's Common Stock and, subject to certain restrictions, an additional option to purchase 5,000 shares following each subsequent Annual Meeting of Stockholders attended by such Director, up to a total of 25,000 option shares, exercisable within a ten year period. Mr. Williams received his initial grant of 10,000 option shares in December 1998. The other Directors have already received their allocation of 25,000 option shares. In 1998, each of the Board members (other than Mr. Williams) also purchased Syncor shares under the 1998 Senior Management Stock Purchase Plan. Some of those shares were purchased at a price below fair market value, resulting in imputed income of $14,828 for each of Dr. Gerber, Mr. Oki, Mr. Spangler, and Dr. Wilensky, and $14,438 for Dr. Wagner. Finally, Dr. Wilensky earned $80,188 from the exercise of options in Fiscal 1998.

1990 Master Stock Incentive Plan, As Amended and Restated (the "1990 MSIP"). The 1990 Master Stock Incentive Plan, amended and restated on June 18, 1997, provides long term incentives for Directors and employees through the grant of (a) options and (b) other awards such as stock appreciation rights, restricted stock awards and performance share awards ("Other Awards"). The options granted to the non-employee Directors are fixed in the 1990 MSIP as described above in the paragraph captioned "Compensation of Directors." The Board of Directors had delegated its discretionary and administrative authority under the 1990 MSIP to the Compensation Committee (the "Administrator"). Options are granted to executive officers and other key employees under the 1990 MSIP at the discretion of the Administrator. The purchase price per option is determined by the Administrator, but in the case of incentive stock options, it must be at least fair market value on the date of grant. Options are subject to a vesting schedule and period determined by the Administrator. However, vesting cannot occur in less than six months from the date of grant and the option period cannot exceed ten years. Except as described in the subsection below captioned "Performance Equity Plan," to date, no other Awards have been granted under the 1990 MSIP, and although the 1990 MSIP permits tandem rights, none of the options granted to date have tandem rights.

Employees' Savings and Stock Ownership Plan ("ESSOP"). Eligible employees may participate in the Company's ESSOP, as administered pursuant to Section 401(k) of the Internal Revenue Code ("Code"), by contributing up to two percent of their pay through pre-tax payroll deductions for the purchase of the Company's Common Stock. The Company matches such contributions in Company stock on a share-for-share basis. In addition, participating employees may contribute up to an additional 14 percent of their pay, subject to a maximum dollar amount, to an account with several investment fund choices. The Company will match these additional contributions in Company stock at the rate of $.50 on the dollar up to the first four percent of the employee's pay.

Executive Life Insurance Plan. All executive officers are part of Syncor's life insurance plan receiving coverage computed on the same basis as all salaried employees. In addition, the executive officers each have term life insurance of $500,000, premiums for which are paid by Syncor.

Executive Deferral Plan. All executive officers, members of the Board of Directors and senior management are eligible to participate in the Executive Deferral Plan (the "Deferral Plan"). The Deferral Plan allows each participant to defer up to 25 percent, and in the case of non-employee Directors, 100 percent, of his or her annual compensation. The Deferral Plan is designed to defer the payment of taxes on the deferred income until such time as the deferments are distributed to the participants.
Under the Deferral Plan, the Company makes a monthly contribution on behalf of the employee at a rate of 25% on up to 15% (100% for non-employee Directors) of the deferred compensation. The Deferral Plan is secured with a "Rabbi Trust" which is responsible for plan investments. Currently, assets are invested in a selection of separate and fixed accounts made available through flexible variable life insurance policies owned by the trust and in a selection of funds available through an independent money management firm. The Deferral Plan participants select from up to twenty three investment accounts. The investment performance of each account selected will determine the returns credited to the individual participant's deferral account value.

Benefits Agreement. The Company entered into a Benefits Agreement, the form of which was approved by the Board of Directors in November 1989 and amended by the Board on June 20, 1995, with all of its Directors and certain of its employees. The agreement provides for accelerated vesting of stock options, deferred incentive earnings and all other awards under the Company's incentive plans in the event of a "change in control" as defined in such Benefits Agreement.

Corporate Executive Management Incentive Plan. Annual incentive compensation is awarded to the officers only if the Company achieves it earnings per share ("EPS") objective for the fiscal year. The EPS objective for Fiscal 1998 was $.95, which was achieved. The EPS objective for the year ending December 31, 1999 ("Fiscal 1999") is $1.45. Assuming that the EPS level is reached and an officer achieves 100% of his or her MBOs, the executive officer will receive as his or her annual incentive compensation 40% to 100% of base salary, as determined in advance by the Board of Directors.

Performance Equity Plan. To better align the interests of stockholders and management, the Company implemented the Performance Equity Plan for officers. Awards under the Performance Equity Plan have three components of equal value as measured at the time of grant: a stock grant, a stock option grant, and a cash award. The awards are triggered upon the attainment of separate Syncor Common Stock price targets. The stock price targets must be maintained for at least ten trading days in a period of twenty consecutive trading days during such window period. The first two stock price targets ($20 and $25) were achieved in 1998. If the stockholders approve Proposal Five below, the next two targets will be $34 (by June 30, 2001) and $43 (by June 30, 2002). In February 1999, the Board also approved, subject to stockholder approval, two additional stock price targets: $53 (by June 30, 2003) and $65 (by June 30, 2004). If a stock price target is met within the specified window period, an officer participating in the Performance Equity Plan will receive awards with a total value of approximately one to two times his or her base salary (including the value of the options measured as of the time of grant), depending on the officer's title; the cash and stock allocated for that target period will be awarded, and the allocated stock option shares will vest. The total value of the awards, however, may be adjusted upward or downward depending on how Syncor Common Stock performs in comparison to the S&P SmallCap Health Care Index. If a stock price target is not met within the specified window period, then the officer will lose the opportunity to earn the cash or stock awards, or to accelerate the vesting of stock options, designated for that target period. Stock options that do not vest on an accelerated basis because stock price targets are not met vest nine and one-half years after the date of grant. The stock option and stock components of the Performance Equity Plan were awarded or are to be awarded under the 1990 Master Stock Incentive Plan, or, in the case of new officers, under the New Employee Stock Option Plan. If there are insufficient shares available for awards under the 1990 Master Stock Incentive Plan for the $53 and $65 stock price targets, the Board will have discretion to grant cash awards in lieu of the stock and option components. See Proposal Five below for a more extensive discussion of the Performance Equity Plan.

1996 and 1997 Management Incentive Plans (the "MIPs"). The 1996 and 1997 MIPs were designed to provide short-term and long-term bonus opportunities for officers. The short-term components for each of the MIPs were earned in 1996 and 1997, respectively, and paid out in March 1997 and March 1998. The long-term component for each of the MIPs is earned during a period of three years and is designed to be consistent with (a) overall Company performance measured by EPS, and (b) the officer's individual performance measured by successful achievement of specific performance goals for the officer and the financial goals for the department managed by that officer. Achievement of these goals, measured as a percentage of the objectives for the year, is more commonly referred to as "management by objectives", or "MBOs". The amount of the long-term award is computed as follows: (i) during the first year, the officer's salary is multiplied by 12% if the first EPS target (the "Threshold") is reached, or by 24% if the second EPS target (the "Target") is reached; (ii) during the first year of a MIP, there is also a Company match component that is calculated by multiplying the amount resulting from (i) above either by one-third if only the Threshold is reached or by two-thirds if the Target is reached; (iii) and finally, during the second and third years of a MIP, there is an additional Company match component calculated as in (ii) above if the EPS targets for those years are met. The EPS Threshold and Target for each of 1996 ($.50 and $.55, respectively), 1997 ($.60 and $.70, respectively) and 1998 ($.95 for the Threshold and Target) were achieved. For 1999, the EPS Target of $1.45 must be achieved in order to receive any Company match. Payment to the officer of the long-term incentive award under the 1996 MIP is deferred until after December 31, 1998, and under the 1997 MIP, after December 31, 1999. An officer forfeits all of the Company match component under either MIP if such officer leaves the Company prior to December 31, 1998, in the case of the 1996 MIP, or prior to December 31, 1999, in the case of the 1997 MIP. The long-term payouts under the 1996 MIP were paid in March 1999. Pursuant to its discretionary authority under the 1997 MIP, the Compensation Committee of the Board made a decision to void the Company's liabilities for payouts accrued under the 1997 MIP during Fiscal 1997 and Fiscal 1998. The 1997 and 1998 payouts could still be paid to the officers, but only if the Company can achieve its EPS objective of $1.45 for 1999, after paying the expense of the 1997 MIP for Fiscals 1997, 1998 and 1999. In effect, the Board during its February 1999 meeting raised the threshold (from the EPS targets of $.60 and $.70 in 1997 and $.95 in 1998 to $1.45 in 1999) that has to be met before the officers can receive the long-term payouts from 1997 and 1998. Specific long term incentive awards under the 1996 MIP are described in the "Summary Compensation Table" and in the "Long Term Incentive Plans - Awards in Last Fiscal Year" table below and the footnotes thereto.

Executive Vacations and Disability Insurance. Each executive officer receives four weeks of vacation annually and is covered by disability insurance paying up to 70 percent or $15,000 per month, whichever is less, of the executive officer's cash compensation, upon total disability, until the age of 65.

Summary Compensation of Executive Officers. The following tables and accompanying notes show the compensation for the Chief
Executive Officer and the four next highest paid executive officers of Syncor and its subsidiaries during Fiscal 1998, Fiscal 1997, and Fiscal 1996.

                             SUMMARY COMPENSATION TABLE

                                                       Long Term Compensation

                            Annual Compensation        Awards          Payouts

    (a)               (b)    (c)    (d)    (e)      (f)        (g)      (h)      (i)

                                          Other              Securities          All
                                          Annual  Restricted Underlying          Other
                                          Compen- Stock      Options/   LTIP     Compen-
Name and              Year  Salary Bonus  sation  Award(s)   SARs       Payouts  sation
Principal Position          (1)($) (2)($)  ($)     ($)        (#)        (3)($)   (4)($)
Robert G. Funari      1998 307,499 258,575  --      --       89,348     1,210,627 18,085
President and Chief   1997 240,000 144,643  --      --       40,000       167,781  9,766
Executive Officer     1996 233,077 131,467  --      --       50,000          --   12,581

Monty Fu              1998 275,000 205,100  --      --       66,152       936,630 17,625
Chairman of the       1997 240,000 140,251  --      --       40,000       151,200 11,342
Board                 1996 233,077 131,467  --      --       50,000          --   10,507

Brad Nutter           1998 230,002 285,516  --      --       47,424       561,919  4,167
Executive Vice        1997  95,000  72,255  --      --       50,000          --      448
President and Chief
Operating Officer

Haig S. Bagerdjian    1998 213,869 354,476  --      --      142,424       673,518 11,893
Executive Vice        1997 163,135  95,310  --      --       25,000        75,600  5,861
President, Chief      1996 134,539 174,600  --      --       35,000          --    5,778
Legal Officer and
Secretary

Michael E. Mikity     1998 184,995 121,170  --      --       31,788       483,767 17,401
Senior Vice           1997 160,000  91,744  --      --       25,000       100,800  9,090
President, Chief      1996 155,385  91,744  --      --       25,000          --    9,631
Financial Officer and
Treasurer

[FN]

(1) Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers under the Deferral Plan and the ESSOP.

(2) The bonuses shown for 1998 were primarily from the 1998 Corporate Executive Management Incentive Plan and from over-achievement bonuses paid out to officers and key employees as a result of the Company's signficantly exceeding its financial objectives for Fiscal 1998. Bonuses from the 1998 Corporate Executive Management Incentive Plan were paid in March 1999 to the following officers: Mr. Funari, $198,575; Mr. Fu, $155,100; Mr. Nutter, $135,516; Mr. Bagerdjian, $230,000; and Mr. Mikity, $89,170. Over-achievement bonuses were paid to the following officers: Mr. Funari, $60,000; Mr. Fu, $50,000; Mr. Nutter, $150,000; Mr. Bagerdjian, $42,000; and Mr. Mikity, $32,000. Mr. Bagerdjian also received a bonus paid in Syncor stock with a value of $82,476.

     The bonuses shown for 1997 were earned pursuant to the 1997 MIP but were not paid until March 1998. With respect to the bonus shown for Mr. Nutter, the amount also includes $15,000 as his starting bonus for beginning employment with Syncor. The bonuses shown for 1996 were earned pursuant to the 1996 MIP but were not paid until March 1997. With respect to the bonus shown for Mr. Bagerdjian in 1996, the amount also includes: (i) $70,000 received pursuant to the successful settlement of an insurance claim under which Syncor was awarded $1,000,000, and (ii) $10,000 awarded in connection with his receipt of the Chairman's Award from the Company.

(3) The long term incentive payouts for 1998 were awarded under the 1996 MIP and the Performance Equity Plan (the "PEP"). Awards were made under the PEP as a result of the Company's achieving its $20 and $25 stock price targets in 1998. Awards under the PEP were made in cash and Syncor stock (valued as of the date the targets were met). The officers received the following long term incentive payouts: Mr. Funari, $155,187 under the 1996 MIP and $1,055,440 under the PEP; Mr. Fu, $155,187 under the 1996 MIP and $781,443 under the PEP; Mr. Nutter, $561,919 under the PEP; Mr. Bagerdjian, $111,600 under the 1996 MIP and $561,918 under the PEP; and Mr. Mikity, $108,288 under the 1996 MIP and $375,479 under the PEP.

     The long term incentive payouts for 1997 were made under the 1995 MIP. Mr. Funari and Mr. Fu received an additional $16,581 and $14,603, respectively, in 1998 under the 1995 MIP as a result of upward adjustments to their MBOs. Their 1997 long term incentive payouts above reflect the adjustment.

(4) The amounts represent premiums paid for term life and disability insurance (see "Executive Life Insurance Plan") and the dollar value of Syncor's contribution under the ESSOP. Under the ESSOP, named executive officers received the following number of shares of Syncor Common Stock as matching and bonus contributions: (i) for Fiscal 1998, valued at an average of $27.25 per share as of December 31, 1998: Mr. Funari, 453, Mr. Fu, 436, Mr. Bagerdjian, 319, and Mr. Mikity, 464; (ii) for Fiscal 1997, valued at an average of $16.125 per share as of December 31, 1997: Mr. Funari, 595, Mr. Fu, 499, Mr. Bagerdjian, 310, and Mr. Mikity, 492; and (ii) for Fiscal 1996, valued at an average of $13.38 per share as of December 31, 1996: Mr. Funari, 702, Mr. Fu, 536, Mr. Bagerdjian, 333, and Mr. Mikity, 559.
/FN

               LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                         Estimated Future Payouts
                                                         Under Non-Stock Price-Based Plans

      (a)                (b)         (c)         (d)            (e)       (f)      (g)
                                   Number of  Performance
                                   Shares,        or
                                   Units or   Other Period
                                   Other         Until
                                   Rights     Maturation or   Threshold   Target  Maximum
     Name                Plan      (#) (1)        Payout (2)     ($)        ($)     ($)
Robert G. Funari     Perf. Equity  65,074       1/1/98 to         --         --      --
                        Plan                    6/30/2002

                        1996 MIP     --         12/31/98        17,243    17,243   34,486

Monty Fu             Perf. Equity  50,401       1/1/98 to         --        --       --
                        Plan                    6/30/2002

                       1996 MIP      --         12/31/98        17,243    17,243   34,486

Brad Nutter          Perf. Equity  36,196       1/1/98 to         --        --       --
                        Plan                    6/30/2002

Haig S. Bagerdjian   Perf. Equity  36,196       1/1/98 to         --        --       --
                        Plan                    6/30/2002

                       1996 MIP      --         12/31/98        12,400    12,400   24,800

Michael E. Mikity    Perf. Equity  24,217       1/1/98 to         --        --       --
                        Plan                    6/30/2002

                       1996 MIP      --         12/31/98        12,032    12,032   24,064

[FN]
(1)  The Performance Equity Plan has three components: Syncor stock, cash and stock  options.  The stock option component is described in detail in the table below captioned "Options/SAR
     Grants In Last Fiscal Year."   The numbers provided above
     represent performance rights that are converted into Syncor stock or cash as stock price targets are met. When the Performance Equity Plan was implemented in 1998, the stock price targets were $20, $25, $34 and $43. The first two stock price targets were achieved in 1998, and as a result, performance rights allocated for those targets vested in the form of Syncor stock and cash. In addition, when the second stock price target was achieved, Syncor stock outperformed the S&P SmallCap Health Care Index, which resulted in the award of additional performance rights to the officers that were immediately convertible into cash and Syncor stock. The dollar values of the performance rights that vested in 1998 are set forth in footnote (3) to the "Summary Compensation Table" above. The remaining performance rights may or may not vest, depending on whether the Company will achieve the $34 stock price target by June 30, 2001 or the $43 stock price target by June 30, 2002. Moreover, the performance rights for the $34 and $43 stock price targets will be contingent on the stockholders' approving Proposal Five below. The terms of the Performance
     Equity Plan are described in more detail in the section captioned "Compensation of Directors and Executive
     Officers."

(2) Under the 1996 MIP, amounts earned under the long term incentive component were not paid until March 1999. A more detailed description of the 1996 MIP is provided under the section captioned "Compensation of Directors and Executive Officers.
/FN

               OPTION EXERCISES AND YEAR-END VALUES TABLE
           Aggregated Option/SAR Exercises in Last Fiscal Year
                      and FY-End Option/SAR Values

This table gives information for options exercised by each of the named executive officers in 1998, and the value (stock price less exercise price) of "in-the-money" options held by those executive officers at year-end, based upon the per-share closing price of Syncor stock of $27.25 on December 31, 1998, as traded in NASDAQ.

                                                    Number of            Value of
                                               Securities Underlying    Unexercised
                                                   Unexercised          In-the-Money
                                                   Options/SARs         Options/SARs
                                                    at FY-End            at FY-End(1)
                                                        (#)                  ($)
                                                   ___________           ____________

     Name                Shares        Value                              Exercisable/
                       Acquired on   Realized      Exercisable/          Unexercisable
                       Exercise(#)     ($)         Unexercisable              (1)
Robert G. Funari           --           --       215,174 /  99,674   3,643,873 / 1,453,248
Monty Fu                   --           --        79,476 /  88,076   1,187,971 / 1,324,221
Brad Nutter                --           --        36,212 /  61,212     477,859 /   905,984
Haig S. Bagerdjian         --           --        83,946 / 158,712   1,272,558 / 1,856,921
Michael E. Mikity          --           --        65,644 /  47,144   1,033,608 /   669,008
/TABLE

                          OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                   Potential Realizable
                                                                   Value at Assumed
                                                                   Annual Rates of Stock
                                                                   Price Appreciation for
                    Individual Grants                              Option Term

       (a)          (b)          (c)          (d)        (e)          (f)         (g)

                  Number of    % of Total
                  Securities   Options
                  Underlying   Granted to    Exercise or
                  Options      Employees in  Base Price  Expiration
      Name        Granted (1)  Fiscal Year   ($/sh)      Date        5%($)(2)    10%($)(2)
Robert G. Funari    89,348        5.68         16.125    01/01/08    906,071     2,296,163
Monty Fu            66,152        4.21         16.125    01/01/08    670,843     1,700,047
Brad Nutter         47,424        3.02         16.125    01/01/08    480,923     1,218,754
Haig S. Bagerdjian  47,424        3.02         16.125    01/01/08    480,923     1,218,754
                    25,000        1.59         18.00     04/17/08    283,003       717,184
                    70,000        4.45         16.6875   06/16/08    734,628     1,861,690
Michael E. Mikity   31,788        2.02         16.125    01/01/08    322,360       816,923

[FN]
(1) The options expiring on January 1, 2008 were granted on January 1, 1998 under the Performance Equity Plan and vest according to the attainment of stock price targets ($20, $25, $34 and $43). Half of those option shares vested in 1998 as a result of the $20 and $25 stock targets having been attained. If a stock price target is not met ($34 by June 30, 2001 or $43 by June 30, 2002), the stock options allocated for those stock price targets will vest on June 30, 2007. As for the 25,000 option shares granted to Mr. Bagerdjian that expire on April 17, 2008 and 20,000 of the option shares expiring on June 16, 2008, one quarter of the option shares will vest on each anniversary date of the grant thereof during a four-year period. As for 50,000 of the option shares granted to Mr. Bagerdjian that expire on June 16, 2008, one-third will vest after December 31, 1999, another one-third will vest after December 31, 2000, and another one-third will vest after December 31, 2001, but only if certain performance objectives are achieved during the fiscal year ending the above-mentioned December 31 dates; option shares that do not vest because of failure to achieve the performance objectives will vest on December 16, 2007.

(2)  Assumes that the market price per share of Syncor Common
     Stock appreciates in value from the date of grant to the end of the option term at the rates indicated.

       EMPLOYMENT, SEVERANCE, INDEMNITY AND CHANGE OF
                  CONTROL ARRANGEMENTS

Employment Agreements for Mr. Fu and Mr. Funari. The employment agreements for Mr. Fu and Mr. Funari, each dated January 1, 1997 and amended and restated on December 31, 1997, expire on December 31, 1999. Mr. Fu's base salary for Fiscal 1998 was $275,000, and for Fiscal 1999 will be $310,000. Mr. Funari's base salary for Fiscal 1998 was $325,000, and for Fiscal 1999 will be $400,000. They also receive various fringe benefits, including participation in the Company's Management Incentive Plans, the Performance Equity Plan implemented in 1998, and any other incentive plan approved by the Board of Directors and applicable generally to the Company's executive officers. Both agreements provide for various payments to their respective beneficiaries in the event of death, disability or termination and in the event of a change of control of Syncor. In the event of death or termination due to disability, a termination for cause, or a voluntary resignation or retirement, Mr. Fu or Mr. Funari, as the case may be, or their respective beneficiaries, would be entitled to receive a payment equal to the prorated portion of the officer's then current salary and to receive prorated, earned and deferred amounts due under any incentive plan in which such officer is a participant. Payouts deferred under such incentive plans would be paid in accordance with the terms of the applicable plan, but the Company would have no obligation to pay any portion of the Company matching component available under such plan. Each officer would also be entitled to exercise any vested stock options for a period of 90 days. In the event of a termination without cause, the officer would receive the same payments described above, plus severance compensation equal to his annual salary payable in biweekly installments. If a termination without cause occurred following a change of control as defined below, Mr. Fu's and Mr. Funari's severance compensation would equal two years' salary. A change of control occurs under the agreement when (i) 20% or more of Syncor's outstanding voting stock is acquired by a person, or group of related persons not affiliated with Syncor, or (ii) Syncor sells more than 50% of Syncor's assets not in the ordinary course of business, or (iii) the Board of Directors fails to determine a "Qualified Offer" as that term is defined in Section 1(a) of that certain Rights Agreement, dated as of September 8, 1989, between Syncor and the American Stock Transfer & Trust Company.

Other Agreements with Change of Control Arrangements. In addition to the above agreements, each non-employee Director and executive officer has a Benefits Agreement pursuant to which, under certain limited conditions in the event of a change in control, each person receives compensation for one year and all stock options fully vest immediately. The 1990 Master Stock Incentive Plan and the New Employee Stock Option Plan also provide for the vesting of all unvested options upon a change of control. Finally, the Performance Equity Plan, described above under the section "Compensation of Directors and Officers," provides for the acceleration of the vesting of stock options, the grant of stock awards and the payment of cash awards upon a change of control.

Indemnity Agreement. Each non-employee Director and executive officer has an Indemnity Agreement which under certain conditions, provides for indemnification of the Directors or executive officers for the duties performed for Syncor or its subsidiaries and affiliates. The form of the Indemnity
Agreements was approved by the Company's stockholders.


   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during Fiscal 1998 were Arnold E. Spangler, Chairman, Dr. Steven B. Gerber and Dr. Gail
R. Wilensky, all of whom were non-employee Directors. From time to time, members of the Compensation Committee asked the participation of the executive officers, including the Chief Executive Officer, in their deliberations for the purpose of gathering information or recommendations. During Fiscal 1998, none of the Compensation Committee members had a relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.


      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 1998, Syncor's stockholders approved the 1998 Senior Management Stock Purchase Plan, which allows officers and directors to buy shares of Syncor Common Stock to be paid with a five-year secured promissory note. The following is a list of the officers and directors who purchased shares under the Stock Purchase Plan in 1998 and during the first quarter of 1999, and the amount of their respective loans: Dr. Gerber, $321,234; Mr. Oki, $321, 234; Mr. Spangler, $321, 234; Dr. Wagner, $83,438; Dr.
Wilensky, $196,078; Mr. Williams, $321,234; Mr. Funari, $2,944,700; Mr. Fu, $3,001,218; Mr. Nutter, $1,141,350; Mr.
Bagerdjian, $2,476,350; Mr. Ward, $1,493,750; Mr. Mikity,
$602,950; Mr. Baumann, $737,550; Ms. Coop, $519,512; and Mr.
Coffey, $903,325.


          RELATIONSHIP WITH INDEPENDENT AUDITORS

KPMG LLP was appointed by the Board of Directors as Syncor's independent auditors for Fiscal 1999, subject to stockholder ratification as set forth below. KPMG LLP served as Syncor's independent auditors for Fiscal 1998.

A representative from KPMG LLP will be present at the Annual
Meeting, will have the opportunity to make statements, and will be available to respond to appropriate questions.


       COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act"), requires Syncor's Directors and executive officers to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Additionally, Item 405 of Regulation S-K under the 1934 Act requires the Company to identify in its proxy statement those individuals for whom one of the above-referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. Based solely upon its review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all reports required to be filed during 1998 pursuant to Section 16(a) of the Act were timely filed, except that Mr. Funari, Mr. Fu, Mr. Nutter, Mr. Bagerdjian, Mr. Mikity, Mr. Baumann, Ms. Coop and Mr. Coffey were eight days late in filing their respective Forms 4 for December 1998 to report the vesting of performance rights granted under the Company's Performance Equity Plan for executive officers. The Company's legal department typically prepares the Forms 3, 4 and 5 on behalf of the executive officers. The Company did not become aware during 1998 of any delinquent filings for prior fiscal years.


The following Report of the Compensation Committee and the Performance Graph included in this proxy statement shall not be deemed to be incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the 1934 Act, except to the extent Syncor specifically incorporates this Report or the Performance Graph by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.


           REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviews management's suggestions on executive base salary compensation and annual incentive compensation, makes recommendations to the Board of Directors, and evaluates the executive officers' performance.

The Committee's Goals

In determining the compensation recommendations for executive officers to the Board of Directors, the Compensation Committee's goals are: (1) to attract, retain and motivate a highly capable and experienced executive officer group; (2) to link pay to Company, department and individual performance; and (3) to align executive compensation with stockholder interests. Consistent with these objectives, the Committee makes a high proportion of executive officer compensation dependent on long-term performance and on enhancing stockholder value. The Committee also encourages stock ownership as a way for an employee to continually focus on growing stockholder value.

Salaries and Annual Incentive Compensation

The Committee annually reviews salary levels of executive officers using data from publicly traded biopharmaceutical companies with similar net sales and number of employees, as well as data from executive compensation surveys comparing companies of similar size. The salary levels for 1998 and 1999 were targeted for the median of salaries of corresponding positions at the benchmark companies. For determining 1999 salaries, we used a different mix of benchmark companies to reflect Syncor's growth in net sales and number of employees in 1998.

The Compensation Committee designed the annual incentive compensation to be consistent with (a) overall Company performance measured in earnings per share or EPS, and (b) the officer's performance measured by successful achievement of specific performance goals as well as attainment of his or her department's financial goals. The EPS target for 1998 was $.95, which was achieved by the Company. For 1999, the EPS target is $1.45. The individual performance goals are established each year based on recommendations of the Chief Executive Officer, as approved by the Compensation Committee and the Board of Directors. Individual performance, in turn, is measured by "management by objectives" or "MBOs," a goal-oriented measure used to evaluate the performance of officers against established individual and department objectives. Annual incentive compensation for Syncor's executive officers can increase or decrease significantly if individual performance or Syncor's performance exceeds, or fails to achieve, targeted performance
levels.   Assuming that the EPS level is reached, an officer
achieves 100% of his MBOs, and the officer's department achieves its financial goals, the executive officer will receive as his or her annual incentive compensation 40% to 100% of base salary, as determined in advance by the Board of Directors.

Long Term Incentives

In 1998, the Board of Directors implemented the Performance Equity Plan, a performance-based long-term incentive compensation program designed to link executive rewards more directly to the increase of stockholder value through stock price growth. It has three components: cash, stock and stock options allocated for each Syncor stock price target. If a Syncor stock price target is met within a specified window period and maintained for ten out of twenty consecutive trading days, officers receive the stock and cash allocated for that period, and the allocated
options vest.   Awards are adjusted upwards or downwards
depending on how Syncor stock performs relative to the S&P SmallCap Health Care Index. The Performance Equity Plan is described in more detail above in the section captioned "Compensation of Directors and Executive Officers." We are pleased to report that in 1998, the first year of the Performance Equity Plan, the Company achieved its first two stock price targets ($20 and $25). If the stockholders approve Proposal Five below, the next targets will be $34, to be achieved by June 30, 2001, $43, to be achieved by June 30, 2002, $53, to be achieved by June 30,2003, and $65, to be achieved by June 30, 2004. The Compensation Committee believes that tying the awards to the achievement of the stock price targets provides a more quantifiable and objective measure of the performance of the Company's executive officers. In addition, since executive officers would receive their awards only if the stockholders obtain a direct financial benefit through the achievement of higher stock prices, the interests of the executive officers are even more closely aligned with the interests of the stockholders.

The long-term incentives also include awards that may potentially be paid out from the 1997 Management Incentive Plan (the "1997 MIP"). The 1997 MIP was designed as a three-year plan with potential payouts based upon Company performance, measured by EPS, and individual and department performance, measured by MBOs. The 1997 MIP is described in further detail in the section captioned "Compensation of Directors and Executive Officers." Applying its discretion under the 1997 MIP, the Compensation Committee determined that it would be in the Company's best interests to void the Company's liabilities for the long-term incentive payouts accrued under the 1997 MIP in 1997 and 1998. The 1997 and 1998 payouts could still be potentially paid to the officers, but only if the Company meets its EPS target of $1.45 in 1999 after taking into account the expense of the 1997 MIP for the 1997, 1998 and 1999 fiscal years. The $1.45 EPS target is an increase of 53% over the target for 1998. The Compensation Committee believes that raising the hurdle for earning the payouts creates an additional incentive for the officers to meet the Company's objective for 1999. Long-term payouts under the 1997 MIP, if any, are scheduled to be distributed after December 31, 1999.

Stock Purchase Plan

The Company also has a policy to encourage stock ownership by both directors and officers in order to closely align the interests of management with those of the stockholders. Consistent with this policy, in 1998, the Board presented to the Company's stockholders the 1998 Senior Management Stock Purchase Plan, which was approved by the stockholders. All officers and directors subscribed to purchase shares under the plan. The Committee believes that this commitment to employee stock ownership has played a significant part in driving the Company's recent success in creating value for its stockholders.

Compensation of Chairman of the Board and Chief Executive Officer

Mr. Fu's and Mr. Funari's compensation and related benefits are based principally on their rights under their respective employment agreements with Syncor, each of which is described above in the section captioned "Employment, Severance, Indemnity and Change of Control Arrangements." The annual incentive compensation is summarized for Fiscals 1996, 1997 and 1998 in the "Summary Compensation Table" and the related footnotes . The long term incentive compensation is summarized for Fiscal 1998 in the "Summary Compensation Table," the "Long-Term Incentive
Plans Awards in Last Fiscal Year" table, the "Option/SAR Grants in Last Fiscal Year" table, and the related footnotes.

In determining total compensation for each executive officer, the Company also takes into consideration Internal Revenue Service regulations which limit corporate deductions to $1,000,000 per executive officer for compensation not qualified under Section 162(m) of the Internal Revenue Code.

Dated: May 5, 1999            Compensation Committee of
                              the Board of Directors,
                              Syncor International Corporation

                              Arnold E. Spangler, Chairman
                              Dr. Gail R. Wilensky
                              Dr. Steven B. Gerber


                 SYNCOR STOCK PRICE PERFORMANCE

The following chart compares the value of $100 invested in Syncor Common Stock from December 31, 1993, through December 31, 1998, with a similar investment in the NASDAQ Composite (U.S. companies) and with the S&P SmallCap Health Care (Medical Products & Supplies) Index. The NASDAQ Composite (U.S. companies) is an index comprised of all domestic common shares traded on the NASDAQ National Market and the NASDAQ SmallCap Market. The S&P SmallCap Health Care (Medical Products & Services) Index is a composite index of twenty health care companies in the S&P SmallCap 600, including Syncor (2.9%), that primarily provide medical products and supplies. The table below shows the value of each such investment on December 31, 1993, 1994, 1995, 1996, 1997 and 1998 assuming reinvestment of dividend.


                 CUMULATIVE TOTAL RETURN GRAPH

                      Dec-93 Dec-94 Dec-95 Dec-96 Dec-97 Dec-98
Syncor International   $100   $ 31   $ 30   $ 60   $ 72   $122
Corporation
NASDAQ Stock Market    $100   $ 98   $138   $170   $209   $293
(U.S.)
S&P SmallCap Health    $100   $ 96   $141   $144   $168   $180
Care (Medical Products
& Supplies) Index

                      PROPOSAL TWO

          RATIFY SELECTION OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG LLP to serve as Syncor's independent auditors for 1999, subject to ratification by the stockholders. In taking this action, the members of the Board and the Audit Committee considered KPMG's long-standing relationship with Syncor, its general reputation for adherence to professional auditing standards, and its independence with respect to the services to be performed. Representatives of the firm will be present at the Annual Meeting to make a statement if they desire to do so and to answer appropriate questions from stockholders.

The affirmative vote of the holders of a majority of the shares present and voting on this proposal at the Annual Meeting is required to approve the proposal. The Board of Directors recommends that the stockholders vote FOR ratification of the appointment of KPMG LLP to serve as Syncor's independent auditors for 1999. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.


                    PROPOSAL THREE

    AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
           TO INCREASE AUTHORIZED COMMON STOCK

The Board of Directors has approved, and is recommending to the stockholders for approval, an amendment to Article FOURTH of the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 20,000,000 to 200,000,000. The full text of the proposed amendment to the Restated Certificate of Incorporation is as follows:

                         FOURTH:  The total number of shares
                which the Corporation shall have authority to issue is 200,000,000 shares of Common Stock, par value $.05 per share.

If the proposed amendment is adopted by the stockholders, the Company will file a Certificate of Amendment to the Restated
Certificate of Incorporation to be effective as soon as practicable following the Annual Meeting.

On March 31, 1999, of the 20,000,000 authorized shares of Common Stock, 11,614,670 shares were outstanding, 1,356,200 shares were held in the Company's treasury, and 4,006,754 shares were reserved for issuance under our stock-based incentive plans. The remaining authorized shares have not been issued nor reserved for issuance.

The additional shares will be available for potential stock splits, future acquisitions of property and of securities of other companies, and other corporate purposes. An increase in authorized Common Stock is necessary to permit such activities to occur since the Company does not currently have sufficient authorized but unissued shares to carry out such activities. The Board believes that it is beneficial to the Company to have the additional shares available for such purposes without delay or the necessity of a special stockholders' meeting. The Board has no immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of common stock which would be authorized by the proposed amendment.

The additional shares will be available for issuance from time to time without further action by the stockholders and without first offering such shares to the stockholders. Stockholders do not have preemptive rights with respect to the Common Stock, which means they do not have the right to purchase any new issuance of Common Stock in order to maintain their proportionate interests in the Company.

The Board has not proposed the increase in the authorized number of shares with the intention of using the additional shares for anti-takeover purposes, although the Board could theoretically use the additional shares to make it more difficult or to discourage an attempt to acquire control of the Company.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required to approve the proposal. The Board of Directors recommends that the stockholders vote FOR the amendment of the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.


                        PROPOSAL FOUR

                     USE OF UNUSED SHARES UNDER
        THE UNIVERSAL PERFORMANCE EQUITY PARTICIPATION PLAN
                  FOR OTHER STOCK INCENTIVE PLANS

During the 1998 Annual Meeting, the Company's stockholders approved the Universal Performance Equity Participation Plan (the "Universal Plan"), under which all employees eligible to participate in the Universal Plan were or will be granted options to purchase shares of Syncor common stock. A total of 1,800,000 option shares (the "Universal Plan Shares") are authorized for issuance under the Universal Plan. Under the current framework of the Universal Plan, after July 1, 2001, employees will no longer be eligible to receive options under the Universal Plan. The Board of Directors believes that after July 1, 2001, there will be authorized Universal Plan Shares that will remain unused ("Unused Shares"). The Board is requesting the stockholders to approve a proposal to give the Board discretion to use any projected Unused Shares for awards under the Company's other stock incentive plans.

As of March 31, 1999, 1,061,300 shares remain available for issuance under the Universal Plan. Employees who participate in the Company's Employees' Savings and Stock Ownership Plan (the "ESSOP") and who work for more than 30 hours per week are eligible to receive Universal Plan options. The number of Universal Plan Shares granted to an employee is determined by that employee's base salary. It cannot be accurately determined at this time how many Universal Plan Shares will be used by July 1, 2001. Based on historical data, including data on ESSOP participation, employee turnover, and employee salaries, the Board projects that there could be approximately 400,000 Unused Shares after July 1, 2001.

If this proposal is approved by the stockholders, the Unused Shares could be used for awards under the Company's various stock incentive plans, including the 1990 Master Stock Incentive Plan, as amended and restated (the "1990 Plan"). The 1990 Plan is available for officers, directors and key employees of the Company. The Board has discretion to determine who is a "key employee" and thus any employee can be eligible to receive an award under the 1990 Plan if the Board determines that an individual is a key employee. Under the terms of the Universal Plan, officers who participate in the Performance Equity Plan for executive officers (the "Performance Equity Plan") are not eligible to receive options under the Universal Plan. This proposal, if approved, would allow the Board to grant awards of the Unused Shares to officers, among other eligible employees, pursuant to the 1990 Plan, even if such officers participate in the Performance Equity Plan.

The types of awards available for grant under the 1990 Plan include stock options, stock appreciation rights, restricted stock and performance shares. The 1990 Plan is attached as Exhibit
10.1 to the Company's Form 10-Q for the quarter ended June 30, 1997, and a description of the 1990 Plan is set forth in the Proxy Statement for the 1997 Annual Meeting of the Stockholders. Reference is made to the 1990 Plan for its specific terms.

If the stockholders approve the proposal, the maximum number of shares that would be available for issuance under the 1990 Plan would be increased by the number of Unused Shares. The 1990 Plan would need to be amended to allow for the increased number of available shares. With this proposal, the Board is also seeking authority to make such amendment to the 1990 Plan, without further stockholder approval, to increase the maximum number of shares available for issuance under the 1990 Plan by the projected number of Unused Shares.

If the stockholders approve the proposal, the Board intends to use the Unused Shares to grant awards from time to time, including prior to or after July 1, 2001. Approval of the proposal would allow the Board to reserve shares for awards under the Performance Equity Plan for the stock price targets of $53 and $65. The Board approved those targets in February 1999, subject to the stockholders' approval of Proposal Five below, but has not reserved any shares for awards because there are insufficient shares available under the 1990 Plan.
Approximately 210,000 shares would be allocated for awards to executive officers for the two stock price targets. A detailed description of the Performance Equity Plan is provided above under the section captioned "Compensation of Directors and Executive Officers" and below in Proposal Five.

The number of Unused Shares to be awarded will not exceed the number of Unused Shares that the Board projects will be available under the Universal Plan. In no event will the sum of (i) the number of option shares outstanding under the Universal Plan and
(ii) the number of Unused Shares awarded under the 1990 Plan or any other stock incentive plan, exceed the 1,800,000 shares authorized for issuance under the Universal Plan.

In summary, the Board is requesting that the stockholders approve
(1) the grant of authority to the Board to use the projected Unused Shares under the Universal Plan for awards under the 1990 Plan and any other stock incentive plan, and (2) the grant of authority to the Board to amend the 1990 Plan, without further stockholder approval, to increase the number of shares available under the 1990 Plan by a number not to exceed the number of Unused Shares.

The affirmative vote of the holders of a majority of the shares present and voting on this proposal at the Annual Meeting is required to approve the above proposal. The Board of Directors recommends that the stockholders vote FOR the above proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.


                       PROPOSAL FIVE
      APPROVAL OF PERFORMANCE GOALS FOR EXECUTIVE OFFICERS

In order to closely align the interests of executive officers and the Company's stockholders, the Company implemented the Performance Equity Plan (the "Plan") for executive officers. Under the terms of the Plan, officers are eligible to receive stock and cash awards and to accelerate the vesting of options granted under the Plan upon the Company's attainment of certain stock price targets ($20, $25, $34 and $43). The Plans was intended to be the long-term component of the officers' incentive compensation. In 1998, the Company achieved its first two stock price targets, an impressive achievement. The closing price for Syncor stock On December 31, 1998 was $27.25, which represented a 69% increase over the stock price in the beginning of 1998.
In February 1999, the Board approved two additional stock price targets: $53 and $65.

The Board is asking the stock holders to approve the stock and cash awards that the participating officers would be eligible to receive upon the attainment of the $34, $43, $53 and $65 stock price targets.

Reason for Seeking Stockholder Approval

The Board is seeking stockholder approval in order to address limitations on the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded company to certain executive officers. If compensation is qualified as "performance-based compensation," however, it will be excluded from the limitation on deductibility. The Internal Revenue Service in the regulations promulgated under Section 162(m) of the Internal Revenue Code (the "Code") has indicated that four conditions must be satisfied in order for compensation to qualify as performance-based. Compensation will not be subject to the deduction limit if (i) it its payable on account of the attainment of one or more pre-established, objective performance goals; (ii) the performance goals are established by a compensation committee of the Board that is comprised solely of two or more outside directors; (iii) the material terms of the compensation and the performance goals are disclosed to and approved by stockholders before payment; and (iv) the compensation committee certifies that the performance goals have been satisfied before payment. In an effort to comply with the provisions of the Code and to qualify the compensation payable to certain executive officers under the Plan as performance-based compensation eligible for exclusion from the deduction limit, the Board is submitting to stockholders for approval the cash and stock awards to be paid under the Plan upon the attainment of the $34, $43, $53 and $65 stock price targets.

Description of Awards under Plan

Awards under the Plan have three components: a stock grant, a stock option grant, and a cash award. In order for the stock target to be achieved, the stock price must be maintained for at least ten trading days in a period of twenty consecutive trading days. If a stock target is attained, the participant officer is granted stock and awarded cash, and the stock option shares allocated for that target will vest. The $34 target must be attained by June 30, 2001, the $43 target by June 30, 2002, the $53 target by June 30, 2003 and the $65 target by June 30, 2004. If the stock price target is not attained on or before the required time frame, the officer will lose the opportunity to receive the stock and cash award and to accelerate the vesting of the allocated stock option shares. Options that do not vest on an accelerated basis for the $34 and $43 targets will vest on June 30, 2007. Options that do not on an accelerated basis for the $53 and $65 targets will vest on June 30, 2008. The stock options were or will be granted, and the stock will be awarded as performance shares, under the Company's 1990 Master Stock Incentive Plan (the "Plan") or, in the case of new employees, under the New Employee Stock Option Plan. The options allocated for the $34 and $43 targets were granted on January 1, 1998 upon the commencement of the Plan or, in the case of new officers, on the starting date of employment. The options allocated for the $53 and $65 targets will be granted on June 23, 1999 if the stockholders approve this Proposal Five. If there are insufficient shares for awards under the 1990 Plan, the Board has discretion to grant cash in lieu of the stock and stock option components.

Value of Awards for Each Officer

If a stock price target is attained, the officer will receive awards with a total value of approximately one to two times his or her base salary (including the value of the options valued as of the date of grant), as determined in advance by the Board.
The value of the awards, however, may be adjusted upward or downward depending on how Syncor stock performs in comparison to the S&P SmallCap Health Care Index. The adjustment is better explained with the following examples: if Syncor stock outperforms the S&P SmallCap Health Care Index by 8%, we take the square root of 1.08, which is 1.039, and we adjust the total award upward by 3.9%; conversely, if Syncor stock underperforms the Index by 8%, a downward adjustment of 3.9% is made to the awards. If Syncor stock underperforms by 26% or more, no cash or stock award will be made,nor will the vesting of the allocated stock options be accelerated. The exact value of the award for each officer is not presently determinable because it cannot be known how Syncor stock will perform against the S&P SmallCap Health Care Index until the stock price target is actually attained.

Participants of the Plan

The participants of the Plan are all of the executive officers of the Company.

Acceleration of Awards; Change in Control

Upon the occurrence of a merger, liquidation, sale of all the assets, or "change in control" (as described below), all options will vest, and all cash and stock awards will be awarded, even if the stock price targets have not been achieved, unless the Board determines otherwise. A "change in control" shall be deemed to have occurred if (i) any person or entity (excluding the ESSOP) becomes the beneficial owner, directly or indirectly, of 20% or more of the Company's outstanding common stock, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute a majority of the Board, unless the election or nomination for election by the Company's stockholders, of each new Director was approved by a vote of at least three-fourths of the Board members then still in office who were Directors at the beginning of such period.

Other Terms of the Plan; Effect If Stockholders Do Not Approve
Proposal

The above summary of the Plan is qualified by reference to the Performance Equity Plan, filed as Exhibit 10.1 to the Company's Form 10-Q for the quarter ended March 31, 1998, and the First Amendment to the Performance Equity Plan, filed as Exhibit 10.25 to the Company's Form 10-K for the year ended December 31, 1998. If the stockholders do not approve this Proposal Five, the performance rights underlying the cash and stock awards allocated for the $34 and $43 stock price targets will be voided, and no performance rights will be granted for the $53 and $65 stock price targets.

The affirmative vote of the holders of a majority of the shares present and voting on this proposal at the Annual Meeting is required to approve the proposal. The Board of Directors recommends that the stockholders vote FOR approval of the cash and stock awards described above upon the attainment of the $34, $43, $53 and $65 stock price targets. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.


                 ANNUAL REPORT TO STOCKHOLDERS

The Annual Report to Stockholders concerning the operations of Syncor for Fiscal 1998 including consolidated financial statements for that period, is enclosed with this Proxy
Statement.


                FINANCIAL STATEMENTS AND INFORMATION

Syncor's consolidated financial statements for Fiscal 1998 and management's discussion and analysis of financial condition and results of operations appear in Syncor's Annual Report to Stockholders which accompanies this proxy statement, and are incorporated herein by reference.


                      STOCKHOLDER PROPOSALS

Stockholder proposals for consideration at the Annual Meeting expected to be held on June 20, 2000, must be received by the Company no later than February 25, 2000 in order for such proposals to be included in the proxy materials for the 2000 Annual Meeting. To be included, proposals must be proper under law and must comply with the Rules and Regulations of the Securities and Exchange Commission and the By-Laws of the Company. All such proposals should be addressed to the Secretary of the Company.


                       OTHER MATTERS

The Board of Directors is not aware of any other matters which are to be presented at the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote on such matters in accordance with their judgment.

The above notice and proxy statement are sent by order of the Board of Directors.



                                 /s/ Haig S. Bagerdjian
May 5, 1999,                     HAIG S. BAGERDJIAN
Woodland Hills, California       Secretary





            AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

UPON WRITTEN REQUEST, SYNCOR WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, EXCEPT FOR EXHIBITS THERETO, FOR THE PERIOD ENDED DECEMBER 31, 1998 FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, TO ANY STOCKHOLDER OF RECORD AT THE CLOSE OF BUSINESS ON APRIL 26, 1999. ANY EXHIBIT WILL BE PROVIDED ON REQUEST UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THE EXHIBIT. REQUESTS SHOULD BE ADDRESSED TO SYNCOR, TO THE ATTENTION OF INVESTOR RELATIONS, 6464 CANOGA AVENUE, WOODLAND HILLS, CALIFORNIA 91367-2407, OR TELEPHONE (818) 737-4000.